Exhibit (h)(iii)(3)

ANNEX A

The Communication Services Select Sector SPDR Fund	XLC
The Consumer Discretionary Select Sector SPDR Fund	XLV
The Consumer Staples Select Sector SPDR Fund	XLP
The Energy Select Sector SPDR Fund	XLE
The Financial Select Sector SPDR Fund	XLF
The Healthcare Select Sector SPDR Fund	XLY
The Industrial Select Sector SPDR Fund	XLI
The Materials Select Sector SPDR Fund	XLB
The Real Estate Select Sector SPDR Fund	XLRE
The Technology Select Sector SPDR Fund	XLK
The Utilities Select Sector SPDR Fund	XLU

As of June 18, 2018